Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 13, 2023, relating to the consolidated financial statements of CytoDyn Inc., for the year ended May 31, 2023, which is contained in that Prospectus. Our report on the May 31, 2023, consolidated financial statements contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern and a critical audit matter regarding unfulfilled commitments with Samsung BioLogics Co., Ltd (Note 10). We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Macias Gini & O’Connell LLP

Irvine, California

September 6, 2024